Exhibit 99.1

NEWS RELEASE	MAY 31, 2013
OTC: QB WSHE	For Immediate Release

E-DEBIT GLOBAL CORPORATION CONTINUES ITS CORPORATE RE-ORGANIZATION WITH THE SALE OF CARD PRODUCT SUBSIDIARY E-DEBIT INTERNATIONAL INC.

Calgary, Alberta – E-Debit Global Corporation (the “Corporation)”) announces today an Agreement of Purchase and Sales Agreements with Toronto based electronic payment and card product system developer Winsoft Technology Solutions, Inc., including an associated investment group 2361514 Ontario Inc. and Edmonton based  investment group CPM Networks Inc. to collectively purchase ninety (90%) percent of the issued and outstanding shares of all classes of E-Debit International Inc., currently held by E-Debit Global Corporation

Overview:

“As previously announced on November 9, 2012 the Corporation has continued with its efforts to maximize the value of its current subsidiary assets in order to further the substantial business and corporate platforms which has been developed over the past seven years”, advises Doug Mac Donald, the Corporation’s President and CEO.

“With the introduction of electronic payment and card product systems developer, Winsoft we now have the technology partner necessary to build on the payment platform which E-Debit International Inc. has been developing and allows for the expansion of the E-Debit card product program and our other gift platforms we have held in development during the past several years.  Combined with the two investment partners, E-Debit International can now move forward and quickly.

Terms and conditions of the sale, leave E-Debit with a Perpetual Royalty Grant of three and two thirds (3.66%) percent of E-Debit International Inc. net sales as well as a Perpetual Group Link share position of 10% with Board of Director appointment of a minimum of twenty (20%) percent.  Winsoft will take an Initial Royalty Grant of seven and a quarter (7.25%) percent of E-Debit International Inc. net sales until receipt of $550,000Cdn at which time Winsoft will receive a Perpetual Royalty Grant of three and two thirds (3.66%) percent of E-Debit International Inc. net sales as well as a Perpetual Group Link share position of ten (10%) of the issued and outstanding shares of all classes of E-Debit International Inc.

The two investment partners 2361515 Ontario Inc. and CPM Networks Inc. will hold collectively 80% of the issued and outstanding shares of all classes of E-Debit International Inc., and will immediately repay $287,500Cdn (approximately 50%) of the outstanding shareholder loans held by the Corporation. 2361515 Ontario and CPM Networks have agreed to supply further financial support to E-Debit International Inc. of an additional $287,500 for further development and business operations with agreement that the Corporation will carry the balance of its shareholder loan of approximately $287,500 until repayment of the two Investment partners additional funding is made.  Further agreements between current shareholder partners retain the current management of E-Debit for the next 12 months to ensure continuity of the E-Debit International Inc. business operations and plan.

This is the second stage of our financial and operational partnering effort to allow for the expansion and growth of our subsidiary business operations and we are moving back to our originating business model which was and will now continue to be the supplying of value added investment and management support needed to build and grow the great opportunities which we believe meet or will exceed our expectations within the financial services business segment.

Our strength is in our ability to supply or bring this support to our current subsidiaries and then hand over the ongoing daily business operations to a motivated ownership and management group while retaining a continual equity and revenue position for the Corporation’s participation in the development of the business operations.  ” added Mr. Mac Donald

About E-Debit Global Corporation
E-Debit Global Corporation (WSHE) is a financial holding company in Canada.  The Company through subsidiary development has established a significant presence in the privately owned Canadian banking sector including Automated Banking Machines (ABM), Point of Sale Machines (POS), Online Computer Banking (OCB) and E-Commerce Transaction security and payment.  E-Debit maintains and services a national ABM network across Canada and is a full participating member of the Canadian INTERAC Banking System.

Financial Profile:
•	CAPITALIZATION: 10,000,000,000 COMMON SHARES WITH NO PAR VALUE
•	SHARES ISSUED: Common – 320,046,834
•	: Voting Preferred – 81,518,410
•	For further details, please refer to WSHE website
•	WSHE Symbol OTCQB
•	Transfer Agent: Holladay Stock Transfer Inc.
•	2939 North 67th Place
•	Scottsdale, Arizona 85251

DISCLAIMER
Forward-Looking Statements: This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  All statements, other than statements of historical fact, included herein, are forward looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and WSHE does not undertake an obligation to update forward-looking statements should conditions or management's estimates or opinions change.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the underlying assumptions related to the events outlined in this news release proving to be inaccurate or unrealized, events impacting the likelihood and timing of the completion of the events outlined, such as regulatory approvals, and the Company’s ability to exploit the payment platform and other assets and execute on its strategy to develop and issue new and enhanced payment products and services and increase the Company’s revenues from such products and services.

For further information, please contact
E-Debit Global Corporation
e-mail: ir@edebitglobal.com
Telephone: 1 (604)817-8960
www.edebitglobal.com